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UNITED AUTO GROUP, INC.                               PRESS RELEASE


Contact:    Carl Spielvogel                            Bob Amen
            Chairman and Chief Executive               Amen & Associates
              Officer                                  212-448-4200
            Arthur J. Rawl
            Chief Financial Officer
            212-223-3300

FOR IMMEDIATE RELEASE

                            UNITED AUTO GROUP, INC.
                          ANNOUNCES STOCK REPURCHASE
                      __________________________________


NEW YORK, NEW YORK, December 16, 1996 -- The Board of Directors of United Auto Group, Inc. (NYSE: UAG), the nation's largest publicly-traded automotive retailer, has authorized the repurchase of up to $10 million of the Company's common stock, from time to time, depending on market conditions.

         United Auto operates 37 franchises in Arizona, Arkansas, Connecticut, Georgia, New Jersey, New York and Tennessee. As an integral part of its dealership operations, United Auto sells used vehicles and also operates seven stand-alone United Auto Mart used car retail centers. The Company also owns Atlantic Auto Finance Corporation, an automobile finance company engaged in the purchase, sale and servicing of prime credit quality automobile loans.

         The Company has approximately 16.7 million voting common shares outstanding, of which approximately 6.3 million can be currently freely traded.

         The Company said it would use excess cash to fund the repurchase program.

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         United Auto recently announced pro forma results for the third quarter ended September 30, 1996: pro forma revenues increased 12.6% over the comparable 1995 period to $425.9 million; pro forma net income increased 11.8% over the comparable 1995 period to $5.9 million; and earnings per share on a pro forma basis for the third quarter of 1996 increased to $0.33 versus $0.24 for the comparable 1995 period.

         United Auto Group, Inc., founded in 1990, is a leading acquirer, consolidator and operator of franchised automotive and light truck dealerships and related businesses.

         This news release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.


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